FOR IMMEDIATE RELEASE
May 2, 2024

Genesis Energy, L.P. Reports First Quarter 2024 Results

HOUSTON – (BUSINESS WIRE) – Genesis Energy, L.P. (NYSE: GEL) today announced its first quarter results.
We generated the following financial results for the first quarter of 2024:

•Net Income Attributable to Genesis Energy, L.P. of $11.4 million for the first quarter of 2024 compared to Net Loss Attributable to Genesis Energy, L.P. of $1.6 million for the same period in 2023.

•Cash Flows from Operating Activities of $125.9 million for the first quarter of 2024 compared to $97.7 million for the same period in 2023.

•We declared cash distributions on our preferred units of $0.9473 for each preferred unit, which equates to a cash distribution of approximately $21.9 million and is reflected as a reduction to Available Cash before Reserves to common unitholders.

•Available Cash before Reserves to common unitholders of $54.0 million for the first quarter of 2024, which provided 2.94X coverage for the quarterly distribution of $0.15 per common unit attributable to the first quarter.

•Total Segment Margin of $181.1 million for the first quarter of 2024.

•Adjusted EBITDA of $163.1 million for the first quarter of 2024.

•Adjusted Consolidated EBITDA of $822.9 million for the trailing twelve months ended March 31, 2024 and a bank leverage ratio of 4.15X, both calculated in accordance with our senior secured credit agreement and discussed further in this release.

Grant Sims, CEO of Genesis Energy, said, “We are pleased with the financial performance of our businesses for the quarter, as our reported Adjusted EBITDA of $163.1 million was generally in-line with our internal expectations. As we look out over the balance of this year and into the next, we remain excited about approaching an important inflection point. For Genesis, it will be the point when we complete our major capital spending program and be just a few months, or quarters, away from what we believe will be a notable step change in the financial performance of our offshore assets, as well as an anticipated recovery in our recently expanded soda ash business as we move on from the trough pricing environment that we expect to see here in 2024. The realization of these should provide us with the ability to begin producing growing amounts of cash flow after all the current cash obligations of running our businesses, including all cash interest payments, principal payments on our Alkali senior secured notes, preferred distributions, common unit distributions at the current level of $0.60 per annum, all cash maintenance capital requirements, and cash taxes. While this is anticipated to begin next year, it will likely accelerate as we move through 2025. We believe we should be able to sustain, if not grow, such cash flow for many years ahead without requiring significant amounts of discretionary growth capital.

As this important inflection point draws nearer, we continue to advance discussions at the board level around how best to allocate this anticipated cash flow, and I would hope to be able to provide more details around our capital allocation priorities and strategy at some point later this year. This is an exciting time for Genesis as we are ever closer to the point on which we have been keenly focused over the last four years or so. Barring any unforeseen circumstances, we believe we have positioned the partnership to soon have the significant financial flexibility to manage our debt metrics and liquidity, simplify our capital structure, return capital to our common unitholders in one form or another, and hopefully deliver long-term value to everyone in the capital structure.

With that, I will briefly discuss our individual business segments in more detail.

During the quarter, our offshore pipeline transportation segment performed in-line with our expectations but was marginally challenged due to certain fields underperforming relative to original forecasts provided by producers late last year. We continued to see significant volumes from BP’s Argos facility, which has recently exceeded 130,000 barrels per day, and steady volumes from our other major host fields. First oil from the Winterfell development remains on schedule for the second quarter, and I’m happy to announce we have also recently executed new minimum volume commitment contracts with multiple investment-grade counterparties that further underpin the forecasted volumes on our CHOPS system. We would otherwise expect to see steady to perhaps increasing volumes around our existing infrastructure over the remainder of the year as we get ready for the expected significant step change in volumes in 2025. Furthermore, we continue to advance discussions around multiple additional in-field, sub-sea and/or secondary recovery development opportunities around our existing facilities that could turn to production later this year, or certainly over the next few years, all of which have been identified but not yet fully sanctioned by the operators and producers involved. These types of opportunities would not require any incremental capital on our part.

As we have previously mentioned, our offshore projects remain on schedule to be completed later this year. We successfully laid the 105-mile SYNC pipeline last year and are currently awaiting the arrival of the Shenandoah floating production system to finalize the pipeline and riser connections. We have also continued to advance our CHOPS expansion project in parallel by successfully installing and commissioning new pumps on our High Island A5 platform. Furthermore, we successfully installed the new Garden Banks (“GB”) 72 deck on its newly reinforced jacket in mid-April. The GB72 platform has been designed to serve as the receipt point for the new SYNC pipeline and provide additional pumping capabilities for all volumes on the expanded CHOPS system. We expect to complete these offshore projects and the corresponding capital spend in the fourth quarter, with some of the cash spend potentially slipping into the first quarter of next year depending on the ultimate timing of first production next year. These two contracted developments and their combined almost 200,000 barrels of oil per day of incremental production handling capacity will be additive to our then base throughput volumes with which we expect to exit 2024. We would remind everyone that these two contracted new developments are expected to use less than half of the total capacity of the new SYNC lateral and only around 50% of the incremental capacity from the CHOPS expansion projects we are finishing, meaning we have significant additional capacity available to offer to future developments without having to spend any incremental capital.

We originally expected to see first production from the new Shenandoah development in December 2024, approximately 6 months ahead of the contracted date of first production. However, due to certain delays, beyond our or the operator’s control, we now expect to see first production from Shenandoah sometime in the second quarter of next year. While this delay is unfortunate and will impact our previously expected financial performance in the fourth quarter by approximately $6 million, it does not take away from the fact that the corresponding take-or-pay agreements will begin no later than June 1, 2025. When combined with Salamanca, which remains on schedule for first production in mid-2025, these two developments alone will provide us with anticipated incremental Segment Margin, per annum, of approximately $90 million at the contracted take-or-pay level and upwards of $120 million at 75% of the producers’ respective forecast. These amounts could meaningfully exceed $120 million per annum to the extent the producers meet or exceed 100% of their respective forecasts when fully ramped. We would expect both of these fields to ramp up very quickly and reach initial peak production within three to six months of their respective dates of first production. We would also expect these new facilities to likely serve as a host platform for future sub-sea developments or tie-back opportunities which could sustain these cash flows to us for years and years into the future.

In our soda ash business, the first quarter was negatively impacted by temporary operational issues that led to lower production volumes and reduced operating efficiencies at both our Westvaco and Granger production facilities, which negatively impacted the quarter by approximately $8 million. I’m happy to report our Westvaco facility is back to running at full capacity, while our recently commissioned Granger expansion continues to operate at reduced rates due to some challenges with certain component parts that were installed during construction. These parts, including the cost of replacement, are all covered by manufacturer warranties and Genesis will not incur any additional costs associated with their replacement once the new parts arrive and are installed here, which we expect to be during the second quarter. These “commissioning-type” challenges are not uncommon, especially given the sheer size, scale, and complexity of this type of facility. Even running sub-optimally at this point, we have demonstrated during the first quarter that the Granger production facility is more than capable of exceeding the original design capacity of 1.2 - 1.3 million tons per year. Given its demonstrated performance under the circumstances, we are optimistic we might be able to make up some of lost volumes from the first half of the year over the remainder of the year once we have all of the replacement components installed, and we are able to operate optimally as designed.

The global macro conditions for soda ash remain consistent with our previous commentary around a currently well-supplied market outside of China. While domestic soda ash prices in the U.S. have remained resilient, we continue to see softer export prices relative to 2023. The combination of slower economic growth outside of the United States and the market having to absorb 5 million tons of new natural production from Inner Mongolia has contributed to what we believe to be a trough pricing environment in late 2023 and here in 2024.

Despite these near-term challenges, we believe the current market dynamics are just a speed bump in the long-term thesis for soda ash. China looks to have absorbed a large majority of the 5 million tons, evidenced by no significant increases in export volumes from China and what recently appears to be a bottoming of Chinese domestic prices. We know there has been high-cost synthetic production shuttered in Europe at the same time certain international volumes are being pulled from lower valued markets and being directed towards higher valued and geographically advantaged markets. These market dynamics, combined with the end of de-stocking, the expected return of normalized global economic growth and increasing demand for soda ash driven by the transition to a lower carbon world, lead us to believe the market should become increasingly more balanced as we move through this year. This framework should provide for an improvement in export pricing and tighter market conditions as we start our annual price negotiations for 2025 volumes towards the tail-end of this year. Our sulfur services business performed in-line with our expectations during the quarter.

Our marine transportation segment continues to exceed our expectations as market supply and demand fundamentals remain very favorable. It is worth noting that the first quarter was an abnormally heavy maintenance quarter for us as three of our high margin blue water units were not working for upwards of 40-50 days at various times due to regulatory dry dockings that are mandated to take place every 2-3 years. Two of these dry dockings extended into the second quarter and we have two more units scheduled to go into the yard during the second quarter that might spill over to the early part of the third quarter. As a result, we expect the results of the second quarter to be in line with the first quarter, but the back half of the year is poised to show meaningful improvement in our marine transportation Segment Margin relative to the first half of the year given there are no further scheduled dry dockings of our ocean-going units scheduled for the rest of the year.

We continue to operate with utilization rates at or near 100% of available capacity for all classes of our vessels as the supply and demand outlook for Jones Act tanker tonnage remains structurally tight. This tightness is driven by a combination of steady and robust demand from our refining and trading customers and effectively zero new supply of our types of marine vessels in the face of continuing retirement of older equipment. This combination leads me to believe that our marine transportation segment remains very well positioned to deliver record results in 2024. We continue to believe day rates must increase significantly from today’s levels and be expected to sustain at those higher levels for five plus years before we see a significant wave of new construction of marine tonnage.

The value proposition of Genesis remains unchanged. We remain positioned to generate significant cash flow, after all current cash obligations, starting later this year and accelerating as we move through next year. This should provide tremendous flexibility to drive value for all our stakeholders. In fact, absent unforeseen circumstances, we anticipate being able to produce roughly $250 million to $350 million or more of cash flow per year after our current cash obligations, quite a large number for a company our size. As we approach that point, we will continue to evaluate the various levers we can pull to return capital to our stakeholders, including paying down debt, redeeming portions of our Class A Convertible Preferred Units, and/or looking at ways to return capital to our common unitholders in one form or another, all while maintaining a focus on our long-term leverage ratio and liquidity needs. I remain confident in our path forward, and we look forward to getting to that inflection point.

The management team and board of directors remain steadfast in our commitment to building long-term value for everyone in the capital structure, and we believe the decisions we are making reflect this commitment and our confidence in Genesis moving forward. I would once again like to recognize our entire workforce for their efforts and unwavering commitment to safe and responsible operations. I’m proud to have the opportunity to work alongside each and every one of you.”

Financial Results
Segment Margin
Variances between the first quarter of 2024 (the “2024 Quarter”) and the first quarter of 2023 (the “2023 Quarter”) in these components are explained below.
Segment Margin results for the 2024 Quarter and 2023 Quarter were as follows:

	Three Months Ended March 31,
	2024	2023
	(in thousands)
Offshore pipeline transportation	$97,806	$97,938
Soda and sulfur services	45,382	66,107
Marine transportation	31,363	25,694
Onshore facilities and transportation	6,547	5,390
Total Segment Margin	$181,098	$195,129

Offshore pipeline transportation Segment Margin for the 2024 Quarter decreased $0.1 million, or 0.1%, from the 2023 Quarter primarily due to an increase in producer downtime and an increase in our operating costs during the period. The increase in producer downtime was primarily due to a planned equipment overhaul at one of our producer’s platforms that required approximately ten days of outage and a producer well at one of our major host fields that was unexpectedly out of service for approximately two months. As of March 31, 2024, both of these producer maintenance items were completed and back in service. These decreases were mostly offset by an increase in our volumes during the 2024 Quarter primarily as a result of the Argos Floating Production System, which supports BP’s operated Mad Dog 2 field development and began producing in the second quarter of 2023 and has since ramped up production levels and achieved production levels in excess of 120,000 barrels of oil per day in the 2024 Quarter, with 100% of the volumes flowing through our 64% owned and operated CHOPS pipeline for ultimate delivery to shore. In addition to these developments, activity in and around our Gulf of Mexico asset base continues to be robust, including incremental in-field drilling at existing fields that tie into our infrastructure.
Soda and sulfur services Segment Margin for the 2024 Quarter decreased $20.7 million, or 31%, from the 2023 Quarter primarily due to lower export pricing in our Alkali Business and lower NaHS and caustic soda sales pricing during the 2024 Quarter, which was partially offset by higher soda ash sales volumes in the period. The 2024 Quarter was impacted by a decline in export pricing as compared to the 2023 Quarter as global supply has continued to outpace demand in most markets. Additionally, the 2024 Quarter was negatively impacted by temporary operational issues that led to lower production volumes and reduced operating efficiencies. These were offset partially by: (i) higher soda ash sales volumes in the 2024 Quarter as production from our expanded Granger facility came online in the fourth quarter of 2023; and (ii) the 2023 Quarter experienced extreme winter weather conditions that impacted our operations and certain supply chain functions, most notably the rail service in and out of the Green River Basin. In our sulfur services business, we experienced a decrease in Segment Margin primarily due to a decrease in NaHS and caustic soda pricing as a result of continued pressures on demand in South America.
Marine transportation Segment Margin for the 2024 Quarter increased $5.7 million, or 22%, from the 2023 Quarter primarily due to higher day rates in our inland and offshore businesses, including the M/T American Phoenix, during the 2024 Quarter. This increase more than offset the increased number of planned regulatory dry-docking days in our offshore fleet during the 2024 Quarter. Demand for our barge services to move intermediate and refined products remained high during the 2024 Quarter due to the continued strength of refinery utilization rates as well as the lack of new supply of similar type vessels (primarily due to higher construction costs and long lead times for construction) as well as the retirement of older vessels in the market. The M/T American Phoenix started a new three-and-a-half-year contract in January 2024 with a credit-worthy counterparty at the highest day rate we have received since we first purchased the vessel in 2014.
Onshore facilities and transportation Segment Margin for the 2024 Quarter increased $1.2 million, or 21%, from the 2023 Quarter primarily due to an increase in volumes on our Texas pipeline system, which is a key destination point for various grades of crude oil produced in the Gulf of Mexico including those transported on our 64% owned CHOPS pipeline.
    Other Components of Net Income (Loss)
We reported Net Income Attributable to Genesis Energy, L.P. of $11.4 million in the 2024 Quarter compared to Net Loss Attributable to Genesis Energy, L.P. of $1.6 million in the 2023 Quarter.

Net Income Attributable to Genesis Energy, L.P. in the 2024 Quarter was primarily impacted by $5.1 million in unrealized gains associated with the valuation of our commodity derivative transactions compared to unrealized losses of $27.1 million during the 2023 Quarter associated with the valuation of our commodity derivative transactions. This increase in net income was partially offset by a decrease in Segment Margin of $14.0 million and an increase in interest expense, net of $7.9 million during the 2024 Quarter.
    Earnings Conference Call
We will broadcast our Earnings Conference Call on Thursday, May 2, 2024, at 9:00 a.m. Central time (10:00 a.m. Eastern time). This call can be accessed at www.genesisenergy.com. Choose the Investor Relations button. For those unable to attend the live broadcast, a replay will be available beginning approximately one hour after the event and remain available on our website for 30 days. There is no charge to access the event.
Genesis Energy, L.P. is a diversified midstream energy master limited partnership headquartered in Houston, Texas. Genesis’ operations include offshore pipeline transportation, soda and sulfur services, onshore facilities and transportation and marine transportation. Genesis’ operations are primarily located in the Gulf of Mexico, Wyoming and in the Gulf Coast region of the United States.

GENESIS ENERGY, L.P.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED

(in thousands, except unit amounts)

	Three Months Ended March 31,
	2024	2023
REVENUES	$770,105	$790,612

COSTS AND EXPENSES:
Costs of sales and operating expenses	609,267	653,519
General and administrative expenses	15,009	14,552
Depreciation, depletion and amortization	73,771	73,160
OPERATING INCOME	72,058	49,381
Equity in earnings of equity investees	16,441	17,553
Interest expense, net	(68,734)	(60,854)
Other expense	—	(1,808)
INCOME BEFORE INCOME TAXES	19,765	4,272
Income tax expense	(809)	(884)
NET INCOME	18,956	3,388
Net income attributable to noncontrolling interests	(7,603)	(5,032)
NET INCOME (LOSS) ATTRIBUTABLE TO GENESIS ENERGY, L.P.	$11,353	$(1,644)
Less: Accumulated distributions attributable to Class A Convertible Preferred Units	(21,894)	(24,002)
NET LOSS ATTRIBUTABLE TO COMMON UNITHOLDERS	$(10,541)	$(25,646)
NET LOSS PER COMMON UNIT:
Basic and Diluted	$(0.09)	$(0.21)
WEIGHTED AVERAGE OUTSTANDING COMMON UNITS:
Basic and Diluted	122,464,318	122,579,218

GENESIS ENERGY, L.P.
OPERATING DATA - UNAUDITED

	Three Months Ended March 31,
	2024	2023
Offshore Pipeline Transportation Segment
Crude oil pipelines (average barrels/day unless otherwise noted):
CHOPS(1)	298,313	234,136
Poseidon(1)	291,922	315,160
Odyssey(1)	63,697	65,655
GOPL	2,358	1,988
Offshore crude oil pipelines total	656,290	616,939

Natural gas transportation volumes (MMBtus/day)(1)	407,556	387,197

Soda and Sulfur Services Segment
Soda Ash volumes (short tons sold)	954,228	704,812
NaHS (dry short tons sold)	29,037	28,090
NaOH (caustic soda) volumes (dry short tons sold)	20,750	20,176

Onshore Facilities and Transportation Segment
Crude oil pipelines (barrels/day):
Texas(2)	84,617	64,037
Jay	5,461	5,004
Mississippi	2,812	5,009
Louisiana(3)	72,856	80,960
Onshore crude oil pipelines total	165,746	155,010

Crude oil and petroleum products sales (barrels/day)	23,437	22,271

Rail unload volumes (barrels/day)	1,240	—

Marine Transportation Segment
Inland Fleet Utilization Percentage(4)	100.0%	100.0%
Offshore Fleet Utilization Percentage(4)	99.2%	99.5%
(1)As of March 31, 2024 and 2023, we owned 64% of CHOPS, 64% of Poseidon and 29% of Odyssey, as well as equity interests in various other entities. Volumes are presented above on a 100% basis for all periods.
(2)Our Texas pipeline and infrastructure is a destination point for many pipeline systems in the Gulf of Mexico, including the CHOPS pipeline.
(3)Total daily volumes for the three months ended March 31, 2024 and March 31, 2023 include 30,176 and 31,525 Bbls/day, respectively, of intermediate refined products and 41,849 and 48,914 Bbls/day, respectively, of crude oil associated with our Port of Baton Rouge Terminal pipelines.
(4)Utilization rates are based on a 365-day year, as adjusted for planned downtime and dry-docking.

GENESIS ENERGY, L.P.
CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except unit amounts)

	March 31, 2024	December 31, 2023
	(unaudited)
ASSETS
Cash, cash equivalents and restricted cash	$34,851	$28,038
Accounts receivable - trade, net	668,744	759,547
Inventories	126,645	135,231
Other current assets	49,612	41,234
Total current assets	879,852	964,050
Fixed assets and mineral leaseholds, net of accumulated depreciation and depletion	5,086,950	5,068,821
Equity investees	257,021	263,829
Intangible assets, net of amortization	141,617	141,537
Goodwill	301,959	301,959
Right of use assets, net	238,513	240,341
Other assets, net of amortization	39,346	38,241
Total assets	$6,945,258	$7,018,778

LIABILITIES AND CAPITAL
Accounts payable - trade	$473,263	$588,924
Accrued liabilities	361,818	378,523
Total current liabilities	835,081	967,447
Senior secured credit facility	383,200	298,300
Senior unsecured notes, net of debt issuance costs, discount and premium	3,064,971	3,062,955
Alkali senior secured notes, net of debt issuance costs and discount	388,451	391,592
Deferred tax liabilities	18,019	17,510
Other long-term liabilities	567,094	570,197
Total liabilities	5,256,816	5,308,001
Mezzanine capital:
Class A Convertible Preferred Units	813,589	813,589
Partners’ capital:
Common unitholders	490,787	519,698
Accumulated other comprehensive income	8,120	8,040
Noncontrolling interests	375,946	369,450
Total partners’ capital	874,853	897,188
Total liabilities, mezzanine capital and partners’ capital	$6,945,258	$7,018,778

Common Units Data:
Total common units outstanding	122,464,318	122,464,318

GENESIS ENERGY, L.P.
RECONCILIATION OF NET INCOME (LOSS) ATTRIBUTABLE TO GENESIS ENERGY, L.P. TO SEGMENT MARGIN - UNAUDITED

(in thousands)

	Three Months Ended March 31,
	2024	2023
Net income (loss) attributable to Genesis Energy, L.P.	$11,353	$(1,644)
Corporate general and administrative expenses	16,049	15,764
Depreciation, depletion, amortization and accretion	76,543	75,935
Interest expense, net	68,734	60,854
Income tax expense	809	884
Plus (minus) Select Items, net(1)	7,610	43,336
Segment Margin(2)	$181,098	$195,129
(1)Refer to additional detail of Select Items later in this press release.
(2)See definition of Segment Margin later in this press release.

GENESIS ENERGY, L.P.
RECONCILIATIONS OF NET INCOME (LOSS) ATTRIBUTABLE TO GENESIS ENERGY L.P. TO ADJUSTED EBITDA AND AVAILABLE CASH BEFORE RESERVES - UNAUDITED

(in thousands)

	Three Months Ended March 31,
	2024	2023
Net income (loss) attributable to Genesis Energy, L.P.	$11,353	$(1,644)
Interest expense, net	68,734	60,854
Income tax expense	809	884
Depreciation, depletion, amortization and accretion	76,543	75,935
EBITDA	157,439	136,029
Plus (minus) Select Items, net(1)	5,637	43,063
Adjusted EBITDA(2)	163,076	179,092
Maintenance capital utilized(3)	(18,100)	(16,100)
Interest expense, net	(68,734)	(60,854)
Cash tax expense	(300)	(464)
Distributions to preferred unitholders(4)	(21,894)	(24,002)
Available Cash before Reserves(5)	$54,048	$77,672
(1)Refer to additional detail of Select Items later in this press release.
(2)See definition of Adjusted EBITDA later in this press release.
(3)Maintenance capital expenditures in the 2024 Quarter and 2023 Quarter were $26.5 million and $24.0 million, respectively. Our maintenance capital expenditures are principally associated with our alkali and marine transportation businesses.
(4)Distributions to preferred unitholders attributable to the 2024 Quarter are payable on May 15, 2024 to unitholders of record at close of business on April 30, 2024.
(5)Represents the Available Cash before Reserves to common unitholders.

GENESIS ENERGY, L.P.
RECONCILIATION OF NET CASH FLOWS FROM OPERATING ACTIVITIES TO ADJUSTED EBITDA - UNAUDITED

(in thousands)

	Three Months Ended March 31,
	2024	2023
Cash Flows from Operating Activities	$125,921	$97,657
Adjustments to reconcile net cash flows from operating activities to Adjusted EBITDA:
Interest expense, net	68,734	60,854
Amortization and write-off of debt issuance costs, discount and premium	(2,884)	(3,534)
Effects from equity method investees not included in operating cash flows	7,680	6,697
Net effect of changes in components of operating assets and liabilities	(28,473)	17,648
Non-cash effect of long-term incentive compensation plans	(4,315)	(4,630)
Expenses related to business development activities and growth projects	23	34
Differences in timing of cash receipts for certain contractual arrangements(1)	8,072	10,575
Other items, net(2)	(11,682)	(6,209)
Adjusted EBITDA(3)	$163,076	$179,092
(1)Includes the difference in timing of cash receipts from or billings to customers during the period and the revenue we recognize in accordance with GAAP on our related contracts. For purposes of our non-GAAP measures, we add those amounts in the period of payment and deduct them in the period in which GAAP recognizes them.
(2)Includes adjustments associated with the noncontrolling interest effects of our non-100% owned consolidated subsidiaries as our Adjusted EBITDA measure is reported net to our ownership interests, amongst other items.
(3)See definition of Adjusted EBITDA later in this press release.

GENESIS ENERGY, L.P.
ADJUSTED DEBT-TO-ADJUSTED CONSOLIDATED EBITDA RATIO - UNAUDITED

(in thousands)

March 31, 2024
Senior secured credit facility	$383,200
Senior unsecured notes, net of debt issuance costs, discount and premium	3,064,971
Less: Outstanding inventory financing sublimit borrowings	(23,900)
Less: Cash and cash equivalents	(6,533)
Adjusted Debt(1)	$3,417,738

Pro Forma LTM
March 31, 2024
Consolidated EBITDA (per our senior secured credit facility)	$722,899
Consolidated EBITDA adjustments(2)	100,009
Adjusted Consolidated EBITDA (per our senior secured credit facility)(3)	$822,908

Adjusted Debt-to-Adjusted Consolidated EBITDA	4.15X
(1)     We define Adjusted Debt as the amounts outstanding under our senior secured credit facility and senior unsecured notes (including any unamortized premiums, discounts or issuance costs) less the amount outstanding under our inventory financing sublimit, and less cash and cash equivalents on hand at the end of the period from our restricted subsidiaries.
(2)    This amount reflects adjustments we are permitted to make under our senior secured credit facility for purposes of calculating compliance with our leverage ratio. It includes a pro rata portion of projected future annual EBITDA associated with material organic growth projects, which is calculated based on the percentage of capital expenditures incurred to date relative to the expected budget multiplied by the total annual contractual minimum cash commitments we expect to receive as a result of the project. These adjustments may not be indicative of future results.
(3)     Adjusted Consolidated EBITDA for the four-quarter period ending with the most recent quarter, as calculated under our senior secured credit facility.

This press release includes forward-looking statements as defined under federal law. Although we believe that our expectations are based upon reasonable assumptions, we can give no assurance that our goals will be achieved. Actual results may vary materially. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future, including but not limited to statements relating to future financial and operating results, our bank leverage ratio and compliance with our senior secured credit facility covenants, the timing and anticipated benefits of the Argos, Shenandoah and Salamanca developments, our expectations regarding our Granger expansion, the expected performance of our offshore assets and other projects and business segments, and our strategy and plans, are forward-looking statements, and historical performance is not necessarily indicative of future performance. Those forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties, factors and risks, many of which are outside our control, that could cause results to differ materially from those expected by management. Such risks and uncertainties include, but are not limited to, weather, political, economic and market conditions, including a decline in the price and market demand for products (which may be affected by the actions of OPEC and other oil exporting nations), impacts due to inflation, and a reduction in demand for our services resulting in impairments of our assets, the spread of disease, the impact of international military conflicts (such as the war in Ukraine and Israel and Hamas war), the result of any economic recession or depression that has occurred or may occur in the future, construction and anticipated benefits of the SYNC pipeline and expansion of the capacity of the CHOPS system, the timing and success of business development efforts and other uncertainties. Those and other applicable uncertainties, factors and risks that may affect those forward-looking statements are described more fully in our Annual Report on Form 10-K for the year ended December 31, 2023 filed with the Securities and Exchange Commission and other filings, including our Current Reports on Form 8-K and Quarterly Reports on Form 10-Q. We undertake no obligation to publicly update or revise any forward-looking statement.

NON-GAAP MEASURES
This press release and the accompanying schedules include non-generally accepted accounting principle (non-GAAP) financial measures of Adjusted EBITDA and total Available Cash before Reserves. In this press release, we also present total Segment Margin as if it were a non-GAAP measure. Our non-GAAP measures may not be comparable to similarly titled measures of other companies because such measures may include or exclude other specified items. The accompanying schedules provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated in accordance with generally accepted accounting principles in the United States of America (GAAP). Our non-GAAP financial measures should not be considered (i) as alternatives to GAAP measures of liquidity or financial performance or (ii) as being singularly important in any particular context; they should be considered in a broad context with other quantitative and qualitative information. Our Available Cash before Reserves, Adjusted EBITDA and total Segment Margin measures are just three of the relevant data points considered from time to time.
When evaluating our performance and making decisions regarding our future direction and actions (including making discretionary payments, such as quarterly distributions) our board of directors and management team have access to a wide range of historical and forecasted qualitative and quantitative information, such as our financial statements; operational information; various non-GAAP measures; internal forecasts; credit metrics; analyst opinions; performance; liquidity and similar measures; income; cash flow expectations for us; and certain information regarding some of our peers. Additionally, our board of directors and management team analyze, and place different weight on, various factors from time to time. We believe that investors benefit from having access to the same financial measures being utilized by management, lenders, analysts and other market participants. We attempt to provide adequate information to allow each individual investor and other external user to reach her/his own conclusions regarding our actions without providing so much information as to overwhelm or confuse such investor or other external user.
AVAILABLE CASH BEFORE RESERVES
Purposes, Uses and Definition
Available Cash before Reserves, often referred to by others as distributable cash flow, is a quantitative standard used throughout the investment community with respect to publicly traded partnerships and is commonly used as a supplemental financial measure by management and by external users of financial statements such as investors, commercial banks, research analysts and rating agencies, to aid in assessing, among other things:
(1)the financial performance of our assets;
(2)our operating performance;
(3)the viability of potential projects, including our cash and overall return on alternative capital investments as compared to those of other companies in the midstream energy industry;
(4)the ability of our assets to generate cash sufficient to satisfy certain non-discretionary cash requirements, including interest payments and certain maintenance capital requirements; and
(5)our ability to make certain discretionary payments, such as distributions on our preferred and common units, growth capital expenditures, certain maintenance capital expenditures and early payments of indebtedness.
We define Available Cash before Reserves (“Available Cash before Reserves”) as Adjusted EBITDA adjusted for certain items, the most significant of which in the relevant reporting periods have been the sum of maintenance capital utilized, interest expense, net, cash tax expense and cash distributions paid to our Class A convertible preferred unitholders.
Disclosure Format Relating to Maintenance Capital
We use a modified format relating to maintenance capital requirements because our maintenance capital expenditures vary materially in nature (discretionary vs. non-discretionary), timing and amount from time to time. We believe that, without such modified disclosure, such changes in our maintenance capital expenditures could be confusing and potentially misleading to users of our financial information, particularly in the context of the nature and purposes of our Available Cash before Reserves measure. Our modified disclosure format provides those users with information in the form of our maintenance capital utilized measure (which we deduct to arrive at Available Cash before Reserves). Our maintenance capital utilized measure constitutes a proxy for non-discretionary maintenance capital expenditures and it takes into consideration the relationship among maintenance capital expenditures, operating expenses and depreciation from period to period.

Maintenance Capital Requirements
Maintenance Capital Expenditures
Maintenance capital expenditures are capitalized costs that are necessary to maintain the service capability of our existing assets, including the replacement of any system component or equipment which is worn out or obsolete. Maintenance capital expenditures can be discretionary or non-discretionary, depending on the facts and circumstances.
Prior to 2014, substantially all of our maintenance capital expenditures were (a) related to our pipeline assets and similar infrastructure, (b) non-discretionary in nature and (c) immaterial in amount as compared to our Available Cash before Reserves measure. Those historical expenditures were non-discretionary (or mandatory) in nature because we had very little (if any) discretion as to whether or when we incurred them. We had to incur them in order to continue to operate the related pipelines in a safe and reliable manner and consistently with past practices. If we had not made those expenditures, we would not have been able to continue to operate all or portions of those pipelines, which would not have been economically feasible. An example of a non-discretionary (or mandatory) maintenance capital expenditure would be replacing a segment of an old pipeline because one can no longer operate that pipeline safely, legally and/or economically in the absence of such replacement.
Beginning with 2014, we believe a substantial amount of our maintenance capital expenditures from time to time will be (a) related to our assets other than pipelines, such as our marine vessels, trucks and similar assets, (b) discretionary in nature and (c) potentially material in amount as compared to our Available Cash before Reserves measure. Those expenditures will be discretionary (or non-mandatory) in nature because we will have significant discretion as to whether or when we incur them. We will not be forced to incur them in order to continue to operate the related assets in a safe and reliable manner. If we chose not make those expenditures, we would be able to continue to operate those assets economically, although in lieu of maintenance capital expenditures, we would incur increased operating expenses, including maintenance expenses. An example of a discretionary (or non-mandatory) maintenance capital expenditure would be replacing an older marine vessel with a new marine vessel with substantially similar specifications, even though one could continue to economically operate the older vessel in spite of its increasing maintenance and other operating expenses.
In summary, as we continue to expand certain non-pipeline portions of our business, we are experiencing changes in the nature (discretionary vs. non-discretionary), timing and amount of our maintenance capital expenditures that merit a more detailed review and analysis than was required historically. Management’s increasing ability to determine if and when to incur certain maintenance capital expenditures is relevant to the manner in which we analyze aspects of our business relating to discretionary and non-discretionary expenditures. We believe it would be inappropriate to derive our Available Cash before Reserves measure by deducting discretionary maintenance capital expenditures, which we believe are similar in nature in this context to certain other discretionary expenditures, such as growth capital expenditures, distributions/dividends and equity buybacks. Unfortunately, not all maintenance capital expenditures are clearly discretionary or non-discretionary in nature. Therefore, we developed a measure, maintenance capital utilized, that we believe is more useful in the determination of Available Cash before Reserves.
Maintenance Capital Utilized
We believe our maintenance capital utilized measure is the most useful quarterly maintenance capital requirements measure to use to derive our Available Cash before Reserves measure. We define our maintenance capital utilized measure as that portion of the amount of previously incurred maintenance capital expenditures that we utilize during the relevant quarter, which would be equal to the sum of the maintenance capital expenditures we have incurred for each project/component in prior quarters allocated ratably over the useful lives of those projects/components.
Our maintenance capital utilized measure constitutes a proxy for non-discretionary maintenance capital expenditures and it takes into consideration the relationship among maintenance capital expenditures, operating expenses and depreciation from period to period. Because we did not use our maintenance capital utilized measure before 2014, our maintenance capital utilized calculations will reflect the utilization of solely those maintenance capital expenditures incurred since December 31, 2013.

ADJUSTED EBITDA
Purposes, Uses and Definition
Adjusted EBITDA is commonly used as a supplemental financial measure by management and by external users of financial statements such as investors, commercial banks, research analysts and rating agencies, to aid in assessing, among other things:
(1)the financial performance of our assets without regard to financing methods, capital structures or historical cost basis;
(2)our operating performance as compared to those of other companies in the midstream energy industry, without regard to financing and capital structure;
(3)the viability of potential projects, including our cash and overall return on alternative capital investments as compared to those of other companies in the midstream energy industry;
(4)the ability of our assets to generate cash sufficient to satisfy certain non-discretionary cash requirements, including interest payments and certain maintenance capital requirements; and
(5)our ability to make certain discretionary payments, such as distributions on our preferred and common units, growth capital expenditures, certain maintenance capital expenditures and early payments of indebtedness.
We define Adjusted EBITDA (“Adjusted EBITDA”) as Net income (loss) attributable to Genesis Energy, L.P. before interest, taxes, depreciation, depletion and amortization (including impairment, write-offs, accretion and similar items) after eliminating other non-cash revenues, expenses, gains, losses and charges (including any loss on asset dispositions), plus or minus certain other select items that we view as not indicative of our core operating results (collectively, “Select Items”). Although we do not necessarily consider all of our Select Items to be non-recurring, infrequent or unusual, we believe that an understanding of these Select Items is important to the evaluation of our core operating results. The most significant Select Items in the relevant reporting periods are set forth below.
The table below includes the Select Items discussed above as applicable to the reconciliation of Net income (loss) attributable to Genesis Energy, L.P. to Adjusted EBITDA and Available Cash before Reserves:

		Three Months Ended March 31,
		2024	2023
		(in thousands)
I.	Applicable to all Non-GAAP Measures
	Differences in timing of cash receipts for certain contractual arrangements(1)	$8,072	$10,575
	Certain non-cash items:
	Unrealized losses (gains) on derivative transactions excluding fair value hedges, net of changes in inventory value	(5,081)	27,132
	Loss on debt extinguishment	—	1,809
	Adjustment regarding equity investees(2)	6,808	6,281
	Other	(2,189)	(2,461)
	Sub-total Select Items, net(3)	7,610	43,336
II.	Applicable only to Adjusted EBITDA and Available Cash before Reserves
	Certain transaction costs	23	34
	Other	(1,996)	(307)
	Total Select Items, net(4)	$5,637	$43,063
(1)Includes the difference in timing of cash receipts from or billings to customers during the period and the revenue we recognize in accordance with GAAP on our related contracts. For purposes of our non-GAAP measures, we add those amounts in the period of payment and deduct them in the period in which GAAP recognizes them.
(2)Represents the net effect of adding distributions from equity investees and deducting earnings of equity investees net to us.
(3)Represents all Select Items applicable to all Non-GAAP measures.
(4)Represents Select Items applicable to Adjusted EBITDA and Available Cash before Reserves.

SEGMENT MARGIN
Our chief operating decision maker (our Chief Executive Officer) evaluates segment performance based on a variety of measures including Segment Margin, segment volumes where relevant and capital investment. We define Segment Margin (“Segment Margin”) as revenues less product costs, operating expenses and segment general and administrative expenses (all of which are net of the effects of our noncontrolling interest holders), plus or minus applicable Select Items. Although, we do not necessarily consider all of our Select Items to be non-recurring, infrequent or unusual, we believe that an understanding of these Select Items is important to the evaluation of our core operating results.

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Contact:
Genesis Energy, L.P.
Dwayne Morley
Vice President - Investor Relations
(713) 860-2536